Casablanca Mining Reports Third Quarter Financial Results

SAN DIEGO--(BUSINESS WIRE)--CASABLANCA MINING (OTCQB: CUAU) announced today financial results and other significant events for the quarter ended September 30, 2011.

Second Quarter Highlights:

•	Restructuring of Villegas Note

•	Progress Report for Copper Sulfate Plant Construction

•	Preliminary Results From Anica Copper Mine Show Oxidized Bodies

•	Copper Bearing Raw Material Being Delivered to Copper Sulfate Plant

•	New Gold Property Has Begun Permitting and Road Development

•	US Patent Office Allows Nine of 15 Claims for Pending Electro-Mining Patent

Financial and Operations Overview:

“In the third quarter of 2011, we continued construction of our copper sulfate processing plant, began preparing to exploit the Anica copper mine and raised additional capital towards our 2011 operating budget,” said Juan Carlos Camus Villegas, the CEO of Casablanca Mining.

Total assets grew from $7.7 million at June 30, 2011 to $8.7 million at September 30, 2011.  The increase was due to an increase in our property and equipment purchases and construction projects in process.  During the third quarter, the Company received $2.3 million from the sale of common stock.

For the three and nine months ended September 30, 2011, the Company incurred net losses of $2.5 million and $3.1 million, respectively ($0.04 and $0.06 per share, respectively).  Operating expenses were $419 thousand and $1.0 million for those periods.  Operating expenses were primarily associated with the operations of the Company's wholly owned subsidiary Santa Teresa Minerals, S.A. in the ordinary course of business as well as legal and accounting expenses as a public company and costs incurred in connection with the acquisition of Santa Teresa Minerals.  The net loss in the third quarter of 2011 also reflected a $2.0 million restructuring charge related to the restructuring of the note described below.  The exchange rate at September 30, 2011 was 521.925 Chilean Pesos per United States Dollar.

Casablanca Mining Ltd.
(An Exploration Stage Company)
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended		From Inception (June 27, 2008) to
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011

Income	$431	$-	$3,199	$-	$3,199

Operating expenses
Mining property expenses	177,736	-	430,289	-	430,289
General and administrative	163,268	-	383,001	-	383,021
Legal and accounting	78,144	5,500	216,847	15,200	292,937
Total expenses	419,148	5,500	1,030,137	15,200	1,106,247

Ordinary loss	(418,717)	(5,500)	(1,026,939)	(15,200)	(1,103,049)

Loss on note restructuring	(2,043,000)	-	(2,043,000)	-	(2,043,000)
Interest expense	(18,911)	(338)	(32,567)	(2,201)	(36,407)

Net loss	$(2,480,628)	$(5,838)	$(3,102,506)	$(17,401)	$(3,182,456)

Loss per share- basic	$(0.04)	$(0.00)	$(0.06)	$(0.01)	$(0.23)

Weighted average common shares - basic	56,016,240	2,498,631	53,201,444	1,540,769	13,654,762

Note Restructuring and Anti-Dilution Cancellation:

In August 2011, the Company and Mr. Villegas restructured the $1,087,000 convertible promissory note issued by the Company to him in connection with its acquisition of Santa Teresa Minerals in January 2011.  In the restructuring, that note was cancelled, and the Company paid $130,000 to Mr. Villegas and issued to him 2,000,000 shares of common stock, valued at $2,000,000, and a new non-convertible promissory note in the amount of $1,000,000 bearing interest at a rate of 10% per annum, payable monthly in arrears, and due and payable on November 1, 2012.  The new note does not contain the anti-dilution provisions that were the original note.  As part of this restructuring, certain of the Company’s other shareholders agreed to vote an aggregate of 10,500,000 shares of common stock as directed by Mr. Camus until December 31, 2013.

Copper Sulfate Plant Progress:

Santa Teresa Minerals owns a 60% interest in Sulfatos Chile.  Santa Teresa has funded 100% of the operations of Sulfatos Chile.  During the nine months ended September 30, 2011, Santa Teresa Minerals contributed $3.7 million to Sulfatos Chile toward the construction of a copper sulfate production facility.  Santa Teresa Minerals intends to provide the further financing necessary to complete the construction of the copper sulfate production facility and to put the copper sulfate production facility into production.

In March 2011, Santa Teresa Minerals signed an Engineering and Construction of an SX-CR Plant Agreement with Francisco Morales Rivera – Ingefibras E.I.R.L. and Nunez, Ojeda Y da Silva Limitada – RCG Ingenieria (together the “Contractor”) for Contractor to design and build a Solvent Extraction and Crystallization Plant in the Sulfatos Chile S.A. Anico Project.  The project is being paid for in installments after the completion and verification of multiple scheduled milestones.  The total project cost per the agreement is $1,150,000 plus taxes.  The plant was fabricated offsite and has been completed.  Subject to pending permits, it is scheduled to begin production in January 2012.

Anica Copper Mine Project:

The Company is reviewing preliminary results from its 16 drill hole drilling program completed in the second quarter of 2011.  Drill rigs were used to drill down to a depth of 140 meters.  Drilling samples were taken to determine the grade of copper at the mine.  The study did confirm the existence of oxidized bodies related to faults and in structure ramifications and intersections, and at the edges they show the classic horse tail, with a NE/SW orientation and E-W secondary orientation.  Therefore the exploitation method will not be through the traditional "Open Pit" but through a progressive development pit; this Exploitation Method is a variant of the open pit, which exploits the veins lengthwise. The reserves are therefore developed and prepared two to three months in advance.  The indirect exploitation methods determine the existence of at least four exploitable fronts, of which two are ready to enter the production stage.  Raw material is currently being delivered to the copper sulfate production facility.

New Gold Project:

In the third quarter, the Company began the permitting process to mine its “New Gold” properties, which consist of Los Pinos 1-30 and Teresita 1-20, in which we own a 70% interest.  Additionally, the Company began road construction to the mine and expects to have completed the road and exploration tunnel in the fourth quarter of 2011.  Production is expected to begin in the first quarter of 2012.

Electro-Mining Technology:

On August 24, 2011, the US Patent Office allowed nine of the previously presented 15 claims for a patent using Fast Cooper’s electro-mining technology.  The US patent is in its final review.  Santa Teresa Minerals owns 60% of Fast Cooper.  Patents for the electro-mining process have been issued in Chile, South Africa and China and are pending in the United States, Canada, Australia and Brazil.

Management Changes:

Adolfo Carmona resigned as President of Santa Teresa Minerals and Chief Executive Officer of Casablanca Mining effective November 18, 2011.  He will be replaced by Gonzalo Troncoso who, as of December 1, 2011, will be Chief Operating Officer and Chief Financial Officer of Casablanca Mining and President of Santa Teresa Minerals.

Mr. Troncoso has over 25 years of management experience in the United States, Europe and Latin America.  From 1986 to 1997 he served as VP of Finance and CFO for SRC International, an energy services conglomerate.  From 1998 through 2001 Mr. Troncoso worked as VP of Finance at Anixter International (NYSEG:AXE) and PSINet (NASDAQ:PSIX).  In 2001, Mr. Troncoso joined Interland (NASDQ:INLD) where he served as VP Finance and Administration until 2004 and as Chief Financial Officer until 2007.  From 2007 to 2009 Mr. Troncoso was the Chief Financial Officer and President of Web Services of Web.com (NASDAQ:WWWW).  Since 2009 Mr. Troncoso has been engaged in several start-ups in the Internet and energy service industries.

Mr. Troncoso has a B.B.A. in Accounting from Universidad Javeriana in Colombia, South America and an M.B.A. in Finance and International Marketing from St. Joseph’s University in Philadelphia, PA.  Mr. Troncoso is bilingual in English and Spanish.

About Casablanca Mining, Ltd.:

Casablanca Mining (OTCQB: CUAU), through its wholly owned subsidiary Santa Teresa Minerals, S.A., engages in the acquisition, exploration, development, and operation of precious metal properties in South America.  Its gold and copper mining operations are based near Santiago, Chile. Santa Teresa Minerals currently has, directly and indirectly through various equity interests, mining rights in a producing gold mine, “Free Gold,” and in an exploration project, the “Casuto Project,” consisting of Los Azules 1-3, Tauro 1-6, Los Chipi 1-16 and the “New Gold Project,” consisting of Los Pinos 1-30 and Teresita 1-20.  These projects include 80 different mining and mineral exploration properties including gold, copper and copper sulfate. Santa Teresa Minerals also owns a 60% equity position of Sociedad Sulfatos Chile S.A., a copper sulfate production project that owns the Anica Copper Mines, and a 60% equity position in a company with the rights to a revolutionary mining technology that extracts gold, silver and copper from raw mining materials using a proprietary and patented electrolysis method of electromining.

FORWARD LOOKING STATEMENT:  This press release contains forward-looking statements, including expected industry patterns and other financial and business results and estimates that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results or estimates expressed or implied by this press release.  Such risk factors include, among others: whether Casablanca Mining can successfully execute its operating plan, including mining and exploration projects; results of exploration, project development and capital costs of mineral properties; volatility of market prices for gold, copper and copper sulfate; Casablanca Mining’s ability to integrate acquired companies and technology; Casablanca Mining’s ability to retain key employees; general market conditions; and other factors discussed under “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2010.  Furthermore, estimates of mineralized material are based upon estimates made by us and our consultants.  Until mineralized material is actually mined and processed, it must be considered an estimate only.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Casablanca Mining does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contacts
Casablanca Mining, Ltd.
Zirk Engelbrecht, President
619-717-8047
zirk@casablancamining.com